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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-111161 of Liberte Investors Inc. on Form S-1 of our report dated September 24, 2003 on the consolidated financial statements of USAuto Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the three years ended in the period ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to USAuto Holdings, Inc. changing its method of accounting for goodwill and other intangible assets), appearing in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.


/s/Deloitte & Touche LLP

Nashville, Tennessee
January 20, 2004